Exhibit 99.1

News Release 2008-37

Intelsat Announces Acting Chief Financial Officer

Pembroke, Bermuda, 2 June 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that it has accepted the resignation of its Chief Financial Officer, Jeffrey Freimark, to be effective June 5, 2008. Mr. Freimark is leaving to pursue other opportunities. Intelsat’s Chief Executive Officer, David McGlade, has been appointed Acting Chief Financial Officer, and will continue to serve as CEO. An external search for a permanent CFO has commenced.

Mr. McGlade stated, “Jeff’s oversight of the PanAmSat acquisition financing and his involvement in the integration process, together with his focus on assuring our compliance with the Sarbanes-Oxley Act, were important factors in our corporate success over the past few years. We thank him for his contributions to Intelsat, and we wish him the best in his future endeavors. Our business is performing well. Last month, Intelsat reported a strong quarter with record revenues and successfully launched the Galaxy 18 satellite. We remain focused on executing our proven business plan.”

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for advanced transmissions of video, data and voice services. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

- more -

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #